Exhibit 5.1

BOSSE LAW, PLLC

July 2, 2018

Cincinnati Bell Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offering by the Company of up to 148,625 common shares, par value $0.01 per share (the “Shares”), of the Company, issuable pursuant to the Hawaiian Telcom Holdco, Inc. 2010 Equity Incentive Plan (the “Plan”) in connection with the assumption by the Company of the Plan in accordance with that certain Agreement and Plan of Merger, dated as of July 9, 2017, among Hawaiian Telcom Holdco, Inc., a Delaware corporation (“Hawaiian Telcom”), the Company and Twin Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (the “Merger Agreement”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company, together with all amendments thereto, as in effect on the date hereof; (b) the Amended and Restated Regulations of the Company as in effect on the date hereof; (c) resolutions adopted by the Board of Directors of the Company on July 7, 2017, July 9, 2017, May 1, 2018 and June 22, 2018; (d) various corporate records and proceedings relating to the organization of the Company and the issuance by the Company of the Shares; (e) the Registration Statement; and (f) the Merger Agreement. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of such participants thereunder.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Shares, upon issuance and delivery thereof in the manner contemplated by the Merger Agreement, the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of Ohio, and we express no opinion as to matters governed by any laws other than the laws of the State of Ohio and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bosse Law, PLLC

Cincinnati Bell Inc.

221 East Fourth Street

Room 1090

Cincinnati, Ohio 45202